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                                                                    EXHIBIT 10.X


                          LOAN MODIFICATION AGREEMENT


      This Loan Modification Agreement is entered into as of March 4, 1998, by and between YieldUP International Corporation ("Borrower") whose address is 117 Easy Street, Mountain View, CA 94043 and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated March 5, 1997, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000), (the "Revolving Facility") and a Term Loan in the amended principal amount of Six Hundred Thirty Thousand Dollars ($630,000) ("Term Loan"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and in the Collateral Assignment, Patent Mortgage and Security Agreement dated March 5, 1997 (the "IP Agreement"). Notwithstanding the foregoing, pursuant to this Loan Modification Agreement, Bank shall release its security interest under the IP Agreement in consideration of Borrower executing a Negative Pledge Agreement stating it shall not pledge its intellectual property to any party without written permission by Bank.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.    DESCRIPTION OF CHANGE IN TERMS.

      A.    Modification(s)) to Loan Agreement

            1. The following terms under Section 1.1 entitled "Definitions" are hereby amended as follows:

                  "Committed Revolving Line" means Four Million Dollars ($4,000,000).

                  "Revolving Maturity Date" means March 3, 1999.

                  Item "(1)" under "Eligible Accounts" means Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, provided however, (i) a thirty-five percent (35%) concentration limit is allowed for each of Applied Materials, Intel, Micron, Komag and Matsushita, or (ii) as otherwise approved in writing by Bank.

                  "Eligible Foreign Accounts" are Eligible Accounts for which the account debtor does not have its principal place of business in the United States but are: (1) covered by credit insurance satisfactory to Bank, less any deductible; or (2) supported by letter(s) of credit acceptable to Bank; or (3) that Bank approves in writing.



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            2.    The following terms are hereby incorporated in to Section 1.1 entitled "Definitions":

                  "EQUIPMENT AVAILABILITY END DATE" is defined in Section 2.1.5.

                  "EQUIPMENT ADVANCE" is defined in Section 2.1.5.

                  "COMMITTED EQUIPMENT LINE" means Five Hundred Thousand Dollars ($500,000).

                  "EQUIPMENT MATURITY DATE" is defined in Section 2.1.5.

                  "CAPITALIZED PRODUCT DEVELOPMENT COSTS" are all costs associated with the development of Borrower's product, including, but not limited to software, that are not recorded as an expense and have been classified as an asset account.

                  "CREDIT EXTENSION" is each Advance, Equipment Advance, Letter of Credit, or any other extension of credit by Bank for Borrower's benefit.

            3. The first sentence in the first paragraph under Section 2.1 entitled "Advances" is hereby amended to read as follows:

                  Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed (i) the lesser of (A) the Committed Revolving Line minus the Cash Management Services Sublimit or (B) the Borrowing Base, whichever is less, minus
                  (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

            4. Item "(a)" under Section 2.1.1 entitled "Letters of Credit" is hereby amended to read as follows:

                  (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances minus the Cash Management Sublimit; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $4,000,000. Each such Letter of Credit shall have an expiry date no later than ninety (90) days after the Revolving Maturity Date provided that Borrower's letter of credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. All such letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and condition of Bank's form of application and letter of credit agreement.

            5.    The following Section is hereby incorporated into the Loan
                  Agreement:

                  2.1.4  CASH MANAGEMENT SERVICES SUBLIMIT.

                  Borrower may use up to $500,000 for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services



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                  agreements related to such services (the "Cash Management
                  Services"). All amounts Bank pays for any Cash Management Services will be treated as Advances under the Committed Revolving Line.

            6.    The following Section is hereby incorporated into the Loan
                  Agreement:

                  2.1.5  EQUIPMENT ADVANCES.

                  Through March 4, 1999 (the "Equipment Availability End Date"), Bank will make advances ("Equipment Advance" and, collectively, "Equipment Advances") not exceeding the Committed Equipment Line. The Equipment Advances may only be used to finance Equipment leasehold improvements and may not exceed 100% of the invoice amount excluding taxes, shipping, warranty charges, freight discounts and installation expense.

                  Interest accrues from the date of each Equipment Advance at the rate in Section 2.3.1 and is payable monthly, beginning April 4, 1998, until the Equipment Availability End Date occurs. Equipment Advances outstanding on the Equipment Availability End Date are payable in 36 equal monthly installments of principal, plus accrued interest, beginning on the 4th of each month following the Equipment Availability End Date and ending on March 4, 2002 (the "Equipment Maturity Date"). Equipment Advances when repaid may not be reborrowed.

                  To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Pacific time 1 Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

            7. Section 2.3.1 entitled "Interest Rate" is hereby amended in its entirety to read as follows:

                  (a) Any Advances under the Committed Revolving Line shall bear interest at a rate equal to one and one quarter (1.250) percentage points above the Prime Rate.

                  (b) Any Advances under the Term Loan shall bear interest at a rate equal to two and one quarter (2.250) percentage points above the Prime Rate.

                  (c) Any Equipment Advances under the Committed Equipment Line shall bear interest at a rate equal to one and three quarters (1.750) percentage points above the Prime Rate.

            8. The first sentence in Section 2.7 entitled "Term" is hereby amended to read as follows:

                  Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the later of the Revolving Maturity Date or the Term Loan Maturity Date or the Equipment Maturity Date.



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 9.  The certificate of deposit number 8800015809 securing the Term Loan
     Advances is hereby no longer required and shall not be a part of the Collateral.

10. Item "(a)" in the first paragraph under Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended to read as follows:

     . . . (a) at such times as outstanding Obligations exist, as soon as available, but in an event within thirty (30) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, certified by an officer of Borrower reasonably acceptable to Bank; . . .

11. The second paragraph under Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended to read as follows:

     Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer together with aged listings of accounts receivable and accounts payable.

12. The fourth paragraph under Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended to read as follows:

     Bank shall have a right from to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than once each fiscal year unless an Event of Default has occurred and is continuing.

13. Section 6.8 entitled "Quick Ratio" is hereby amended in its entirety to read as follows:

     Borrower shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 1.75 to 1.00.

14. Section 6.10 entitled "Tangible Net Worth" is hereby deleted and replaced with the words, "Intentionally left blank."

15. Section 6.11 entitled "Profitability" is hereby amended in its entirety to read as follows:

     Borrower shall be profitable on a quarterly and an annual basis, provided, however, Borrower may suffer a loss not to exceed Five Hundred Thousand Dollars ($500,000) in a maximum of 1 quarter during any fiscal year.

16. Section 6.12 entitled "Minimum Liquidity" is hereby amended in its entirety to read as follows:

     Borrower shall maintain, as of the last calendar day of each month, a ratio of unrestricted cash (and equivalents) plus net availability under the Committed Revolving Line divided by Term Loan and Equipment Advances outstandings of not less than 2.00 to 1.00. If Borrower maintains, for 2 consecutive fiscal quarters, a ratio of earnings after tax less Capitalized Product Development Costs plus interest, depreciation and amortization for the specified period on an



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                    annualized basis to current maturities of long term debt
                    and capitalized leases, plus interest expense annualized of at least 1.75 to 1.00 (the "Debt Service Coverage"), then the Debt Service Coverage shall replace the Liquidity Coverage.

               17.  The term "Advances" in the last sentence in Sections 8.4.
                    8.5 and 8.8 shall be amended to read "Certain Extensions".

               18. Borrower shall issue to Bank a warrant to purchase 2,439 shares of Borrower's Common stock, with an initial exercise price of $10.25 per share. Such warrant shall be on Bank's form, contain registration rights and antidilution provisions and shall be for a term of five years.

     B.   Release of IP Agreement.

          1. As an accommodation to Borrower and for good and valuable consideration, including Bank's agreement to release its security interest in all of Borrower's Copyrights, Patents and Trademarks, Bank, with this Loan Modification Agreement, has agreed to release its security interest in Borrower's Copyrights, Patents and Trademarks granted under the IP Agreement. In consideration of such release of security interest, Borrower shall execute a negative pledge agreement covering all of Borrower's Copyrights, Patents and Trademarks (the "Negative Pledge Agreement"). Such Negative Pledge Agreement shall include Borrower's agreement that it shall not encumber any of its Copyrights, Patents and Trademarks without the prior written consent of Bank.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank the sum of fees as follows: (a) Twenty Thousand Dollars ($20,000) (the "Revolving Loan Fee") plus
(b) One Thousand Two Hundred Fifty Dollars ($1,250) (the "Equipment Advance Fee") plus (c) all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Revolving Loan Fee and the Equipment Advance Fee.

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     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                      BANK:

YIELDUP INTERNATIONAL CORPORATION              SILICON VALLEY BANK

By: /s/ ARHAY K. BHUSHAN                       By: /s/ MICHAEL J. ROSE
    -----------------------------                  ---------------------------

Name: ARHAY K. BHUSHAN                         Name: MICHAEL J. ROSE
      ---------------------------                    -------------------------

Title:  Exec. V.P. & CFO                       Title: Vice President
      ---------------------------                     ------------------------


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